CENTRAL AND SOUTH WEST CORPORATION
                         CONSOLIDATED RETAINED EARNINGS
                             As of December 31, 1997
                                   (UNAUDITED)

                                                         (millions)

Retained Earnings at Beginning of Year                       $1,963
    Net income for common stock
          CSW International Two, Inc.                           (59)
          CSW Vale L.L.C.                                         4
          Non-exempt entities                                   208
     Deduct:  Common stock dividends                           (369)
     Preferred stock dividends and
        other adjustments                                        (1)
                                                         -----------
Retained Earnings at End of Fourth Quarter & Year            $1,746
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